Exhibit 99.2

March 1, 2022

Jonathan Litt, Founder & CIO

Land and Buildings

1 Landmark Square

Stamford, CT 06901

Dear Jon:

I am writing in response to your letter dated February 28, 2022, which was a follow up to your letter of February 15, 2022 in which you stated that Land and Buildings “submits a proposal indicating its willingness to offer to acquire ACC…at a price equal to $57.00 per share in cash….”

Although Land and Buildings only “indicated its willingness to acquire ACC,” we have a question that is easily and routinely addressed by any party making a credible acquisition proposal: Can the proposed buyer both finance and complete the transaction? We invite you to provide this information in a written communication to the Board, in particular your sources and uses of funding and details behind each source of funds, whether debt or equity. Given that your fund has never consummated a transaction, it is especially important that Land & Buildings demonstrate it is a credible potential counterparty.

The Board also believes that your proposed price undervalues American Campus, its key assets and its prospects.

Your February 28 letter has the execution of non-disclosure agreement (NDA) as a prerequisite to disclosure of the identity of your financial advisor.  An NDA is not a prerequisite for Land and Buildings to provide this information or to answer the question above.  Without such basic information, it would not be appropriate for the Company to disclose sensitive, confidential information.

Consistent with its duties, the Board will engage with any party that makes a bona fide, credible proposal that appropriately values the company and is capable of being closed.  At this time, Land and Buildings does not meet these requirements.

Jon, I have known you for more than 30 years and have engaged with you on ACC’s behalf since 2020.  We will continue to work transparently and in good faith to protect and advance the interests of all ACC shareholders.

Sincerely,

/s/ Cydney Donnell

Cydney Donnell

Chair of the Board of Directors